UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

Worlds Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24115	22-1848316

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11 Royal Road, Brookline, Massachusetts	02445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 725-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 8.01. Other Events.

As previously announced, the record date for Worlds Inc.’s spin-off to its wholly-owned subsidiary, Worlds Online Inc., of its online and operational technologies businesses, through a dividend distribution to its shareholders was Monday, May 16, 2011.

With the dividend distribution, each Worlds Inc. shareholder will receive one common share of Worlds Online for three Worlds Inc. common shares held at the close of business on the record date. Fractional shares will not be issued and will be rounded up to the nearest whole number.  It is anticipated that following the distribution, Worlds Inc. will continue to own approximately, but not more than, 20 percent of the common shares of Worlds Online.  Worlds Online intends to make the necessary filings so that its stock may be quoted on the OTC Bulletin Board.  The dividend will not impact the number of shares outstanding for Worlds Inc. nor any shareholder's holding of Worlds Inc. shares.

The Company believes that the distribution has been structured to qualify as a tax-free dividend to Worlds Inc. shareholders for U.S. federal income tax purposes, but shareholders are urged to consult with their tax advisors as to the specific tax consequences of the distribution.

No action is required by Worlds Inc. shareholders to receive their Worlds Online common shares. Worlds Inc. shareholders who hold Worlds Inc. common shares as of the record date will initially receive a book-entry account statement from the transfer agent reflecting their ownership of Worlds Online common shares.  However, stock certificates will not be issued, and transfers of the shares will not be permitted until such time as the SEC has completed its review of World Online’s registration statement on Form 10 and its shares have been approved for trading on the OTC:BB.

Following such time as the SEC advises Worlds Online that it has no further comments on the Form 10, Worlds Inc. will mail to its shareholders of record, as of the close of business on the record date, the final form of the registration statement.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDS INC.

Dated: May 17, 2011
By: /s/ Thomas Kidrin Thomas Kidrin, President